Exhibit 4.5
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 ACT AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.
WARRANT AGREEMENT
To Purchase Shares of the Series C Preferred Stock of
WATERFRONT MEDIA INC.
Dated as of March 22, 2007 (the “Effective Date”)
     WHEREAS, Waterfront Media Inc., a Delaware corporation (the “Company”), has entered into a Senior Loan and Security Agreement of even date herewith (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Warrantholder”);
     WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of its Series C Preferred Stock pursuant to this Warrant Agreement (this “Agreement”);
     NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:
SECTION 1. DEFINITIONS.
     As used herein, the following terms shall have the following meanings:
“Act” means the Securities Act of 1933, as amended.
“Charter” means the Company’s Articles of Incorporation, Certificate of Incorporation or other constitutional document, as may be amended from time to time.

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“Common Stock” means the Company’s common stock, $0.01 par value per share;
“Exercise Price” means the price per share of $3.272192.
“Initial Public Offering” means the initial underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Act, which public offering has been declared effective by the Securities and Exchange Commission (“SEC”);
“Merger Event” means a merger or consolidation involving the Company in which holders of the Company’s capital stock before the transaction beneficially own less than 50% of the outstanding capital stock of the surviving entity after the transaction.
“Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and any class or series of preferred stock of the Company issues subsequent to the date of this Agreement.
“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Series C Preferred Stock requested to be exercised under this Agreement pursuant to such exercise.
“Rights Agreement” means that certain Second Amended and Restated Stockholder Rights Agreement by and between the Company and certain of its shareholders dated February 24, 2006.
“Series A Preferred Stock” means the Series A Preferred Stock of the Company and any other stock into or for which the Series A Preferred Stock may be converted or exchanged, and upon and after the occurrence of an event which results in the automatic or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Series A Preferred Stock, including, without limitation, the consummation of an Initial Public Offering of the Common Stock in which such a conversion occurs, then from and after the date upon which such outstanding shares are so converted, redeemed or retired, “Series A Preferred Stock” shall mean such Common Stock.
“Series B Preferred Stock” means the Series B Preferred Stock of the Company and any other stock into or for which the Series B Preferred Stock may be converted or exchanged, and upon and after the occurrence of an event which results in the automatic or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Series B Preferred Stock, including, without limitation, the consummation of an Initial Public Offering of the Common Stock in which such a conversion occurs, then from and after the date upon which such outstanding shares are so converted, redeemed or retired, “Series B Preferred Stock” shall mean such Common Stock.
“Series C Preferred Stock” means the Series C Preferred Stock of the Company and any other stock into or for which the Series C Preferred Stock may be converted or exchanged, and upon and after the occurrence of an event which results in the automatic

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or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Series C Preferred Stock, including, without limitation, the consummation of an Initial Public Offering of the Common Stock in which such a conversion occurs, then from and after the date upon which such outstanding shares are so converted, redeemed or retired, “Series C Preferred Stock” shall mean such Common Stock.
“Stock Plan” shall have the meaning assigned to such term in Section 10(d)(ii) of this Agreement.
SECTION 2. GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK.
     For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled to subscribe for and purchase from the Company, upon the terms and subject to the conditions hereinafter set forth, and subject to adjustment as provided in Section 9 hereof, 110,018 fully paid and non-assessable shares of the Series C Preferred Stock at a purchase price equal to the Exercise Price.
SECTION 3. TERM OF THE AGREEMENT.
     Except as otherwise provided for herein, the term of this Agreement and the right to purchase Series C Preferred Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period ending upon the later to occur of (i) seven (7) years from the Effective Date; or (ii) three (3) years after the Initial Public Offering.
SECTION 4. EXERCISE OF THE PURCHASE RIGHTS.
     (a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 3, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than seven (7) days thereafter (except following an Initial Public Offering, in which case the issuance shall be no later than three (3) days thereafter), the Company shall issue to the Warrantholder a certificate for the number of shares of Series C Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.
     The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Series C Preferred Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Series C Preferred Stock in accordance with the following formula:

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Where:	X = the number of shares of Series C Preferred Stock to be issued to the Warrantholder pursuant to the Net Issuance.
     Y = the number of shares of Series C Preferred Stock that would have been issued under this Agreement for cash in connection with such exercise.
     A = the fair market value of one (1) share of Series C Preferred Stock at the time of issuance of such shares of Series C Preferred Stock.

B = the Exercise Price.
     For purposes of the above calculation, current fair market value of Series C Preferred Stock shall mean with respect to each share of Series C Preferred Stock:
     (i) if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible at the time of such exercise;
     (ii) if the exercise is after, and not in connection with an Initial Public Offering, and:
     (A) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a ten (10) day period ending two (2) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible at the time of such exercise; or
     (B) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the ten (10) day period ending two (2) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible at the time of such exercise;
     (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Series C Preferred Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but

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unissued shares, as determined in good faith by its Board of Directors and (y) the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible at the time of such exercise, unless the Company shall become subject to a Merger Event, in which case the fair market value of Series C Preferred Stock shall be deemed to be the per share value received by the holders of the Company’s Series C Preferred Stock on a common equivalent basis pursuant to such Merger Event.
     Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.
     (b) Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all Series C Preferred Stock subject hereto, and if the fair market value of one share of the Series C Preferred Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 4(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Series C Preferred Stock upon such expiration shall be determined pursuant to Section 4(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 4(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Series C Preferred Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.
SECTION 5. RESERVATION OF SHARES.
     During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Series C Preferred Stock to provide for the exercise of the rights to purchase Series C Preferred Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the Series C Preferred Stock available hereunder.
SECTION 6. NO FRACTIONAL SHARES OR SCRIP.
     No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.
SECTION 7. NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.
     This Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of this Agreement.
SECTION 8. WARRANTHOLDER REGISTRY.
     The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Agreement. Warrantholder may change such address by giving written notice of such changed address to the Company.

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SECTION 9. ADJUSTMENT RIGHTS.
     The Exercise Price and the number of shares of Series C Preferred Stock purchasable hereunder are subject to adjustment, as follows:
     (a) Merger Event. Warrantholder agrees that if there shall be a Merger Event, either Warrantholder shall exercise its conversion or purchase right under this Agreement and such exercise will be deemed effective immediately prior to the consummation of such Merger Event, or (ii) if Warrantholder elects not to exercise this Agreement prior to the Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of preferred stock or other securities or property of the successor corporation resulting from such Merger Event that would have been issuable if Warrantholder had exercised this Agreement immediately prior to the Merger Event. In the case of (ii) above, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and number of shares of Series C Preferred Stock purchasable) shall be applicable in their entirety, and to the greatest extent possible, and in such case, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement. In the case of (i) above, upon Warrantholder’s written election to the Company, the Company shall cause this Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder chose to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. Notwithstanding any of the foregoing, if there shall be a Merger Event in which the outstanding capital stock of the Company is acquired for either cash and/or unrestricted, freely-transferable shares of capital stock in a publicly-traded company, and Warrantholder elects not to exercise this Agreement in accordance with (i) above, this Warrant will expire upon the consummation of such Merger Event.
     (b) Reclassification of Shares. Except as set forth in Section 9(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.
     (c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Series C Preferred Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of Series C Preferred Stock issuable upon exercise of this Agreement shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of Series C Preferred Stock issuable upon the exercise of this Agreement shall be proportionately decreased.

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     (d) Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:
     (i) pay a dividend with respect to the Series C Preferred Stock payable in Series C Preferred Stock, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Series C Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Series C Preferred Stock outstanding immediately after such dividend or distribution; or
     (ii) make any other distribution with respect to Series C Preferred Stock (or stock into which the Series C Preferred Stock is convertible), except any distribution specifically provided for in any other clause of this Section 9, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Series C Preferred Stock (or other stock for which the Series C Preferred Stock is convertible) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such distribution.
     (e) Anti-dilution Rights. Additional anti-dilution rights applicable to the Series C Preferred Stock purchasable hereunder are as set forth in the Company’s Charter and shall be applicable with respect to the Series C Preferred Stock issuable hereunder. The Warrantholder hereby recognizes that such anti-dilution rights may be amended or modified, at any time, so long as such amendment or modification is effected in a manner consistent with the requirements of the Charter, the Rights Agreement, any other stockholder agreement, and the Delaware General Corporate Law as then in effect. Upon the written request of Warrantholder, the Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter; provided, that no such amendment, modification or waiver shall impair or reduce the anti-dilution rights applicable to the Series C Preferred Stock as of the date hereof unless such amendment, modification or waiver affects the rights of Warrantholder with respect to the Series C Preferred Stock in the same manner as it affects all other holders of Series C Preferred Stock. The Company shall provide Warrantholder with prior written notice of any issuance of its stock or other equity security (other than options or other rights issued under the Stock Plan), and any other information relating to the issuance of its stock (other than options or other rights issued under the Stock Plan) that is provided to the holders of its Series C Preferred Stock after the Effective Date of this Agreement, including (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as is reasonably necessary for Warrantholder to determine if a dilutive event has occurred. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Company’s Charter.
     (f) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities; (ii) the Company shall offer for subscription prorata to the holders of any class of its Preferred Stock or other

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convertible stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) there shall be an Initial Public Offering; (v) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (vi) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least thirty (30) days’ prior written notice (or such shorter period as is provided to the Company’s stockholders in a manner consistent with its Charter and the Rights Agreement) of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Series C Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least thirty (30) days’ prior written notice (or such shorter period as is provided to the Company’s stockholders in a manner consistent with its Charter and the Rights Agreement) of the date when the same shall take place (and specifying the date on which the holders of Series C Preferred Stock shall be entitled to exchange their Series C Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, at least thirty (30) days’ written notice (or such shorter period as is provided to the Company’s stockholders in a manner consistent with its Charter and the Rights Agreement) prior to the effective date thereof.
     Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, or by reputable overnight courier with all charges prepaid, addressed to the Warrantholder at the address for Warrantholder set forth in the registry referred to in Section 8.
SECTION 10. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
     (a) Reservation of Series C Preferred Stock. The Series C Preferred Stock issuable upon exercise of the Warrantholder’s rights has been duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non- assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Series C Preferred Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Series C Preferred Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Series C Preferred Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

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     (b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Series C Preferred Stock and the Common Stock into which it may be converted, have been duly authorized by all necessary corporate action on the part of the Company. The Loan Agreement and this Agreement: (1) are not inconsistent with the Company’s Charter or current bylaws; (2) do not contravene any law or governmental rule, regulation or order applicable to it; and (3) do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. The Loan Agreement and this Agreement constitute legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms.
     (c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.
     (d) Issued Securities. All issued and outstanding shares of Common Stock, Series C Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock, Series C Preferred Stock and any other securities were issued in full compliance with all federal and state securities laws. In addition, as of the date immediately preceding the date of this Agreement:
     (i) As of the date of this Agreement, the authorized capital of the Company consists of (A) 17,000,000 shares of Common Stock, of which 6,405,987 shares are issued and outstanding, (B) 3,450,000 shares of Series A Preferred Stock, of which all 3,450,000 shares are issued and outstanding and are currently convertible into 3,450,000 shares of Common Stock, (C) 2,547,251 shares of Series B Preferred Stock, of which all 2,547,251 shares are issued and outstanding and are currently convertible into 2,547,251 shares of Common Stock, and (D) 1,943,651 shares of Series C Preferred Stock, of which all 1,833,633 shares are issued and outstanding and are currently convertible into 1,833,633 shares of Common Stock.
     (ii) As of the date of this Agreement, the Company has reserved 1,374,013 shares of Common Stock for issuance under its 2003 Stock Option Plan (the “Stock Plan”) duly adopted by the Board of Directors and approved by the Company stockholders, of which (i) no shares have been issued pursuant to restricted stock purchase agreements, (ii) options to purchase 1,313,069 shares have been granted and are currently outstanding, and (iii) 60,944 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company. The Company has no outstanding loans to any employee, officer or director of the Company, and the Company

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agrees not to enter into any such loan or otherwise guarantee the payment of any loan made to an employee, officer or director by a third party.
(iii) No person or entity has preemptive rights to purchase new issuances of the Company’s capital stock.
     (e) Insurance. The Company has in full force and effect business interruption as well as fire and casualty policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow the Company to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect a Directors and Officers’ insurance policy in an amount of not less than $5,000,000.00. The Company is not in default with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage.
     (f) Other Commitments to Register Securities. Except as set forth in the Rights Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.
     (g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 11, the issuance of the Series C Preferred Stock upon exercise of this Agreement, and the issuance of the Common Stock upon conversion of the Series C Preferred Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.
     (h) Compliance with Rule 144. If the Warrantholder proposes to sell Series C Preferred Stock issuable upon the exercise of this Agreement, or the Common Stock into which it is convertible, in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.
     (i) Information Rights. During the term of this Warrant, Warrantholder shall be entitled to the information rights contain in Section 7.1 of the Loan Agreement, and Section 7.1 of the Loan Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Warrantholder as been repaid. Notwithstanding anything to the contrary otherwise contained in this Warrant, if (i) the Warrant has been fully exercised by the Warrantholder and (ii) the Common Stock of the Company is listed on a securities exchange or quoted in the NASDAQ National Market such that the Warrantholder can readily ascertain the value of the Company’s Common Stock, the Company shall no longer be required to provide information rights to Warrantholder under this Agreement.

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SECTION 11. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.
     This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:
     (a) Investment Purpose. The right to acquire Series C Preferred Stock or the Series C Preferred Stock issuable upon exercise of the Warrantholder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof; and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.
     (b) Private Issue. The Warrantholder understands (i) that the Series C Preferred Stock issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 11.
     (c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.
     (d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Series C Preferred Stock pursuant to this Agreement or (ii) the Series C Preferred Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Series C Preferred Stock or (B) Series C Preferred Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.
     (e) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.
     (f) Legends. This Warrant and all certificates representing the shares issued upon exercise hereof shall bear a legend in substantially the following form (in addition to any other legends required under federal or state laws):
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH

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REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1993, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.
SECTION 12. TRANSFERS.
     Subject to the terms and conditions contained in Section 10, and compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit II: (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. Notwithstanding any term or condition contained in this Warrant to the contrary, the Company may refuse to transfer this Warrant or issue shares issuable upon conversion or exercise of this Warrant to any person (whether legal or natural) who is reasonably determined in good faith by the Borrower’s Board of Directors to be an actual or potential competitor of the Bo, rower (or who is an Affiliate of any person (whether legal or natural) so deemed to be an actual or potential competitor of the Borrower).
SECTION 13. MISCELLANEOUS.
     (a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any Successor’s or assigns of the Company and the Warrantholder.
     (b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder: will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.
     (c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

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     (d) Additional Documents. The Company, upon execution of this Agreement, shall provide the Warrantholder with certified resolutions with respect to the representations, warranties and covenants set forth in Sections 10(a) through 10(d), 10(f) and 10(g). The Company shall also supply such other documents as the Warrantholder may from time to time reasonably request.
     (e) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 13(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.
     (f) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.
     (g) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of (i) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight ma:: delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid (provided, that any Advance Request shall not be deemed received until Lender’s actual receipt thereof), and shall be addressed to the party to be notified as follows:
     If to Warrantholder:
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Manuel Henriquez and Roy Liu
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650.473.9194
Telephone: 650.289.3060
     With a copy to:
SEYFARTH SHAW LLP
Attention: Louis J. DiFronzo, Jr., Esq.
Two World Trade Center East,

13.

Suite 300
Boston, Massachusetts 02210-2028
Facsimile: 617.946.4801
Telephone: 617.946.4870
     If to the Company:
WATERFRONT MEDIA INC.
Attention: Brian Cooper,
Chief Financial Officer
45 Main Street, Suite 800
Brooklyn, NY 11201
Facsimile:
Telephone:
     With a copy to:
PILLSBURY WINTHROP SHAW PITTMAN LLP
Attention: Bo Yaghmaie
1540 Broadway
New York, NY 10036
Facsimile: 212.858.1500
Telephone: 212.858.1228
     or to such other address as each party may designate for itself by like notice.
     (h) Entire Agreement: Amendments. This Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including Lender’s proposal letter dated January 24, 2007). None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.
     (i) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.
     (j) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 13(n), 13(o), 13(p). 13(q) and 13(r).
     (k) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if crafted, jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

14.

     (l) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.
     (m) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and the Company, as applicable, and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.
     (n) Governing Law. This Agreement have been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Series C Preferred Stock to Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
     (o) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by ally judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 13(g), and shall be deemed effective and received as set forth in Section 13(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
     (p) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all shareholder Claims, including such Claims that involve Persons other than the Company and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or L equitable or legal relief of any kind, arising out of this Agreement.

15.

     (q) Arbitration. If the Mutual Waiver of Jury Trial set forth in Section 13(p) is ineffective or unenforceable, the parties agree that all claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired California state judge or a retired Federal court judge. Such proceeding shall be c, .ducted in San Francisco County, California, with California rules of evidence and discovery , applicable to such arbitration. The decision of the arbitrator shall be binding on the parties, and ball be final and nonappealable to the maximum extent permitted by law. Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.
     (r) Pre-arbitration Relief. In the event Claims to be resolved by arbitration, either party may seek from a court of competent jurisdiction, identified in Section 13(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.
     (s) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
     (t) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrantholder. If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
[Remainder of Page Intentionally Left Blank]

16.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	WATERFRONT MEDIA INC.

	By:	/s/ Benjamin Wolin
Title:

Notice Address:	Attn:

Facsimile: (___)

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ [Illegible]

Title: Chief Legal Officer

Notice Address:	Hercules Technology Growth Capital, Inc.
Attn: Manuel Henriquez
Four Palo Alto Square
3000 El Camino Real, Suite 200
Palo Alto, CA 94306
Facsimile: 650-813-6211
Telephone: 650-813-6200
cc:

Hercules Technology Growth Capital, Inc.
Attn: Chief Legal Officer
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 850-239-3060

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